UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report

February 6, 2009

PIPELINE DATA INC.

(Exact name of small business issuer in its charter)

Delaware	7389	13-3953764
(State or jurisdiction of incorporation or organization)	(Primary Standard Indus. Classification Code Number)	(I.R.S. Employer Identification No)

1515 Hancock Street, Suite 301, Hancock Plaza

                Quincy, Massachusetts 02169

(617) 405-2600

(Address and telephone number of principal executive offices)

MacAllister Smith

1515 Hancock Street, Suite 301, Hancock Plaza

Quincy, Massachusetts 02169

(617) 405-2600

(Name, address and telephone number of agent for service)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Item 1.01 Entry into a Material Definitive Agreement.

On February 2, 2009, we entered into a Stock Purchase Agreement with Pipeline Holdings, LLC (“Holdings”). Holdings will invest $15 million in our Company. Initially, we will issue Holdings 82,854,292 shares of our common stock,  $.001 par value, (“Common Stock”) and 5 million shares of Series A Convertible Preferred Stock (“Series A Preferred”) Upon the effectiveness of amendments to our Certificate of Incorporation to increase our authorized shares of Common Stock to 500 million and our authorized shares of Preferred Stock, par value $0.001, (“Preferred Stock”) to 10 million, the Common Stock and Series A Preferred shall be automatically exchanged for 5 million shares of the Series B Convertible Preferred Stock (“Series B Preferred”) and the Series A Preferred shall be cancelled. Series B Preferred is a $15 million face amount preferred convertible stock instrument convertible into our Common Stock at 12.2 cents per share with a 16% payment-in-kind (PIK). Total shares outstanding post transaction will be approximately 41 million common and the 5 million Series B Preferred shall be initially convertible into 122,950,820 shares or 68% of our Common Stock subject to adjustments for any stock dividends, splits, combinations and similar events. The foregoing description of the Stock Purchase Agreement does not purport to be a complete summary and is qualified in its entirety by reference to the full text which is attached hereto as Exhibit 10.1.

Upon the funding of this investment, Jack Rubinstein, Harold Denton, Larry Goldstein, Michael Greenburg, John Reeder and Kevin Weller will resign from our board of directors. MacAllister Smith will resign as Chief Executive Officer but will remain a director and be appointed Vice Chairman. Daniel Nenandovic will be appointed Chairman of the Board of Directors. Peter Kight, Randal McCoy and Timothy Agnew will be appointed Members of the Board of Directors. Additionally, Randal McCoy will be appointed Chief Executive Officer. Philip Chait will resign as Corporate Secretary. General Counsel Sheila Corvino will be appointed Corporate Secretary. James Plappert will resign as Chief Marketing Officer.

Item 3.02 Unregistered Sales of Equity Securities.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The Shares will be issued without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws, as the offering was not a public offering.

Item 5.01 Changes in Control of Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 5.01. Change of control shall occur upon funding of the investment, which is expected to occur on or around February 13, 2009.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Upon the funding of this investment, Jack Rubinstein, Harold Denton1,2, Larry Goldstein1,2, Michael Greenburg1,2,3,4, John Reeder1,3,4and Kevin Weller will resign from our board of directors. MacAllister Smith will resign as Chief Executive Officer but will remain a director and be appointed Vice Chairman. Daniel Nenandovic will be appointed Chairman of the Board of Directors. Peter Kight, Randal McCoy and Timothy Agnew will be appointed Members of the Board of Directors. Additionally, Randal McCoy will be appointed Chief Executive Officer. Philip Chait will resign as Corporate Secretary. General Counsel Sheila Corvino will be appointed Corporate Secretary. James Plappert will resign as Chief Marketing Officer. Resignations are attached hereto as Exhibit 99.

1	Independent Director
2	Member of Audit Committee
3	Member of Compensation Committee
4	Member of Nominating and Governance Committee

All resignations and appointments will be effective upon funding, which is expected to occur on or around February 13, 2009. Compensatory arrangements will be effective upon funding and the registrant shall then file a separate 8k informing the public of requisite information,

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Pipeline Data Inc.
Dated:	February 6, 2009	By:	/s/ MacAllister Smith
		Name:	MacAllister Smith
		Title:	Chief Executive Officer